EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Second Quarter and First Half Fiscal 2013 Financial Results

Qingdao, China and Rockville, Md. – November 9, 2012 – Synutra International, Inc. (NASDAQ: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, market and sell nutritional products for infants, children and adults, today announced financial results for the second quarter of fiscal 2013 ended September 30, 2012.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “Our fiscal second quarter financial results were impacted by a slowdown in sales stemming from the price increase implemented on our infant formula products in the beginning of our fiscal first quarter as our customers have taken advantage of purchasing products at pre-increase pricing levels.  On a sequential basis, our inventory position in the second quarter decreased 11% to $77 million from $86 million in the fiscal first quarter.  Sales orders measured in tons increased 5% to 4,605 tons from approximately 4,380 tons in our fiscal first quarter.”

“Since September, we began to adjust our sales and distribution channels to ensure channel inventory control and streamline our retail network for better efficiency.  These actions were based on our assessment of the current market environment for our products which reflects heightened competition and increased levels of cross-territory selling among certain distributors.  As part of this effort, we will focus on top-performing distributors and retail outlets, regain control of the marketing dollars with each of our distributors, and gradually exit from relationships with low performing retailers. Our objective is to implement uniform retail-end pricing and distributor discounts. We expect to reduce our current number of company-authorized retail outlets by over half, to about 25,000, by January 2013. Additionally, we are setting up an inventory tracking system, which will go beyond the distributors to gain better visibility at the retail level. We aim to complete the system by early 2013.”

“In the short term, these efforts have compounded the negative effects of the price increase and the seasonal slow-down in the second fiscal quarter ended September 30th. As we expected, distributors have prudently slowed down their orders resulting in low sales volume. We also estimate we may incur expenses in terminating relationships with certain outlets. However, in the two months since the implementation of the sales channel adjustment, we have seen stable sales orders and reduced selling cost, and we expect to gain transparency through our sales channel going forward.  We expect sales in our fiscal third quarter to be in a similar range to our second quarter level with sales expected to pick up in the fiscal fourth quarter and produce quarterly profitability by the end of the fiscal year. We believe the successful implementation of this strategy will lay a solid foundation for strengthening the management of our sales channel and achieving greater sales volume in the long term.”

“Over the next year, our efficiency enhancements in the main lines of our infant formula product segment are expected to put us back on solid footing and lay the foundation for continued growth in the coming quarters.  We are also excited about the prospects of our nutritional ingredient and supplements segment, where we are uniquely positioned to capture new customers in new geographic regions.”

Formula Sale Performance

	3Q12	4Q12	1Q13	2Q13
Net sales of powdered formula segment	99,843	82,549	50,455	50,090
Market share (CIC data)*	5.6%	5.1%	4.9%	4.7%
* Market share data reflect 3-month average of the quarter

Financial Results for the Second Quarter of Fiscal 2013 versus the First Quarter of Fiscal 2013
	Quarter Ended		QoQ Change
	Sep 30, 2012	Jun 30, 2012
(in USD 000's except per share and percentage data)
Net sales	66,100	53,586	12,514	23%

Cost of sales	48,626	36,285	12,341	34%
Gross profit	17,474	17,301	173	1%
Gross margin	26.4%	32.3%

Selling and distribution expenses	14,298	13,117	1,181	9%
Advertising and promotion expenses	10,186	6,804	3,382	50%
General and administrative expenses	7,162	7,857	(695)	-9%
Other operating income, net	80	885	(805)	-91%
Total operating expense	31,566	26,893	4,673	17%

Loss from operations	(14,092)	(9,592)	(4,500)	47%
Operating margin	-21.3%	-17.9%

Net interest expense and other income	1,233	3,087	(1,854)	-60%
Income tax expense (benefit)	29,018	(2,903)	31,921	--
Net loss attributable to the noncontrolling interest	(157)	(77)	(80)	104%

Net loss attributable to common stockholders	(44,186)	(9,699)	(34,487)	356%

Income (loss) per share – Basic and diluted	$(0.77)	$(0.17)	(0.60)	356%

Net sales increased 23% to $66.1 million for the second quarter of fiscal 2013 from $53.6 million in the first quarter of fiscal 2013. Net sales from the Company’s branded powdered formula segment were $50.1 million, or 76% of net sales in the quarter, compared to $50.5 million, or

94% of net sales, in the previous quarter.  The sales of branded powdered formula continued to reflect the short-term impact of the 15% price increase on infant formula products implemented on April 1st in addition to the seasonal sales slow down typical during the hot summer months.  Net sales of the Company’s Super series infant formula for the second quarter were 46% of the volume of sales and 63% of the net sales of the powdered formula segment compared to 55% of the volume of sales and 71% of the net sales of the powdered formula segment in the previous quarter. By volume, sales of powdered formula products were 4,605 tons in the second quarter which increased from 4,380 tons in the previous quarter.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, was $14.6 million, or 22% of net sales, in the second quarter of fiscal 2013, compared to $1.0 million, or 2% of net sales in the previous quarter. This increase was due to sales of imported milk powder of $12.1 million in the second quarter of fiscal 2013, compared to $0.2 million in the previous quarter.

Gross profit was $17.5 million in the second quarter of fiscal 2013, compared $17.3 million in the previous quarter. Gross margin in the second quarter of fiscal 2013 decreased to 26% compared to 32% in the previous quarter mainly due to the negative gross margin for the sales of surplus imported milk powder as the Company purchased this product at a higher price than the lower current market price.  Powdered formula margin increased to 43% from 37% in the previous quarter. The sequential increase in powdered formula margins was due to higher distribution levels of free products and an inventory provision for aged imported Super products in the previous quarter.

Loss from operations was $14.1 million, compared to loss from operations of $9.6 million in the previous quarter. Total operating expenses increase 17% to $31.6 million from $26.9 million in the previous quarter.

Selling and distribution expenses increased 9% to $14.3 million from $13.1 million in the previous quarter.

Advertising and promotional expenses increased 50% to $10.2 million from $6.8 million in the previous quarter, primarily due to increased levels of promotional gifts provided in the quarter and higher advertising expenses in several of the Company’s product areas.

General and administrative expenses decreased 9% to $7.2 million from $7.9 million in the previous quarter.

Fiscal 2013 second quarter income tax expenses increased to $29.0 million compared to an income tax benefit of $2.9 million in the fiscal first quarter.  The income tax expense for the fiscal second quarter includes a $25.4 million charge from an increase in the valuation allowance for deferred tax assets attributable to net operating loss carryforwards of certain PRC subsidiaries and a $3.6 million charge from the derecognition of the income tax benefit for the loss incurred for the fiscal first quarter.

Net loss attributable to common stockholders was $44.2 million in the second quarter of fiscal year 2013, or $(0.77) per diluted share, compared to a net loss of $9.7 million, or $(0.17) per diluted share, in the previous quarter.

First Half Ended September 30, 2012 Financial Results

Net sales for the first half of fiscal 2013 ended September 30, 2012 decreased to $120.0 million from $142.8 million in the prior year period. Net sales from branded powdered formula products decreased to $100.5 million, or 84% of net sales, compared to $119.3 million, or 84% of net sales in the prior year period. The decrease was primarily due to the short-term impact of the price increase.

Net sales from Other Products, which consists mainly of imported whole milk powder and whey protein sold to industrial customers, were $15.6 million, or 13% of net sales, compared to $22.8 million, or 16% of net sales, in the prior year period.

Gross profit decreased 40% to $34.8 million for first half of fiscal 2013 from $58.1 million in the prior year period. Gross margin was 29% compared to 41% for the prior year period.

Loss from operations was $23.7 million for the first half of fiscal 2013, compared to an operating income of $5.2 million in the prior year period.

Net loss attributable to Synutra International, Inc. common stockholders was $53.9 million for the first half of fiscal 2013, or $(0.94) per diluted share, compared to a net loss of $1.1 million, or $(0.02) per diluted share, in the prior year period.

Balance Sheet
As of September 30, 2012, the Company had cash and cash equivalents of $74.5 million and restricted cash of $74.2 million, including the current and non-current portion. The Company’s sequential inventory position decreased 10.7% to $77.1 million from $86.4 million.

Fiscal 2013 Business Outlook
Mr. Liang Zhang concluded, “Based on slower than anticipated sales in the first half of our fiscal year as well as the planned reduction of our distributor base, we are modifying our full fiscal year outlook.  For the full year of fiscal 2013, we currently expect revenue in the range of approximately $300 to $350 million and a net loss of approximately $30 to $50 million, primarily due to the $29 million charge related to the valuation allowance on deferred tax assets this quarter as well as a net loss before income tax of approximately $1 to $20 million. With the successful implementation of our sales channel adjustment, revenue growth in our fiscal second half is expected to be greater than the first half.  Consequently, we expect to achieve some operating leverage and a return to profitability in the last quarter of our fiscal year.”

“Over the longer-term, we expect continued growth in our business.  We continue to expect significant annualized growth in China’s dairy industry for the foreseeable future and we believe we have meaningful opportunities to expand our market position with our existing product line as well as develop new products for new markets.”

These forecasts reflect the Company’s current and preliminary view on the market and operational conditions, which are subject to change.

Conference Call Details
The Company will hold a conference call on Monday, November 12, 2012 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
International:	+65 6723-9385

Conference ID:	38467130

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of September 30, 2012, this network comprised over 680 independent distributors and over 730 independent sub-distributors who sell Synutra products in over 63,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 301-840-3881

Synutra International, Inc.
Consolidated Balance Sheets
(Dollars and shares in thousands, except per share data)
(Unaudited)

	September 30, 2012	March 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$74,521	$64,793
Restricted cash	62,978	30,425
Accounts receivable, net of allowance	47,075	38,753
Inventories	77,174	75,499
Due from related parties	7,453	12,262
Income tax receivable	35	227
Receivable from assets disposal	-	1,037
Prepaid expenses and other current assets	17,881	16,320
Deferred tax assets	7,653	17,827
Total current assets	294,770	257,143

Property, plant and equipment, net	129,749	134,902
Land use rights, net	10,007	10,198
Intangible assets, net	4,363	4,377
Restricted cash	11,229	21,019
Other assets	3,059	1,367
Deferred tax assets	3,425	18,907
TOTAL ASSETS	$456,602	$447,913

LIABILITIES AND EQUITY
Current Liabilities:
Short-term debt	$155,755	$86,614
Long-term debt due within one year	50,725	40,831
Accounts payable	45,473	70,927
Due to related parties	1,888	1,655
Advances from customers	6,263	5,991
Other current liabilities	40,504	40,560
Total current liabilities	300,608	246,578

Long-term debt	98,746	92,745
Deferred revenue	4,213	4,377
Capital lease obligations	7,680	4,726
Other long-term liabilities	6,166	2,395
Total liabilities	417,413	350,821

Commitments and contingencies

Equity:
Common stockholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at September 30, 2012 and March 31, 2012, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(125,505)	(71,620)
Accumulated other comprehensive income	28,726	32,201
Total common stockholders’ equity	38,667	96,027
Noncontrolling interest	522	1,065
Total equity	39,189	97,092
TOTAL LIABILITIES AND EQUITY	$456,602	$447,913

Synutra International, Inc.
Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011

Net sales	$66,100	$99,053	$119,686	$142,810
Cost of sales	48,626	57,054	84,911	84,732

Gross profit	17,474	41,999	34,775	58,078

Selling and distribution expenses	14,298	12,328	27,415	24,789
Advertising and promotion expenses	10,186	8,042	16,990	15,050
General and administrative expenses	7,162	6,672	15,019	13,251
Other operating income, net	80	70	965	180

Income (loss) from operations	(14,092)	15,027	(23,684)	5,168

Interest expense	3,934	3,872	7,490	7,284
Interest income	590	612	1,077	923
Other income, net	2,111	107	2,093	572

Income (loss) before income tax expense (benefit)	(15,325)	11,874	(28,004)	(621)

Income tax expense	29,018	3,257	26,115	208

Net income (loss)	(44,343)	8,617	(54,119)	(829)

Net income (loss) attributable to the noncontrolling interest	(157)	92	(234)	242

Net income (loss) attributable to common stockholders	$(44,186)	$8,525	(53,885)	(1,071)

Earnings (loss) per share - basic and diluted	$(0.77)	$0.15	(0.94)	(0.02)

Weighted average common stock outstanding - basic and diluted	57,301	57,301	57,301	57,301